UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 28, 2015

Post Holdings, Inc.
(Exact name of registrant as specified in its charter)

Missouri	1-35305	45-3355106
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
2503 S. Hanley Road
St. Louis, Missouri 63144
(Address, including Zip Code, of Principal Executive Offices)
Registrant’s telephone number, including area code: (314) 644-7600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.
On January 28, 2015, Post Holdings, Inc. (the “Company”) announced the pricing of its previously announced common stock offering of 6,500,000 shares at $47.50 per share. In addition, the size of the common stock offering was increased from $240 million in shares of the Company’s common stock to $308.75 million in shares of the Company’s common stock. The Company also granted the underwriters a 30-day option to purchase up to an additional 975,000 shares of common stock at the public offering price less the underwriting discount. The common stock offering is expected to close on February 3, 2015, subject to customary closing conditions.
The Company intends to use the net proceeds from the proposed common stock offering, together with cash on hand and up to $700 million of new term loan borrowings, to fund the cash portion of the previously announced acquisition of MOM Brands Company (“MOM Brands”) and to pay related costs, fees and expenses. The final structure and terms of the acquisition financing will be subject to market and other conditions, and may be materially different than current expectations.
The offering is not contingent on the consummation of the acquisition of MOM Brands, and in the event the acquisition does not close, all of the proceeds of the common stock offering would be used for general corporate purposes, which could include, among other things, prepayment of outstanding debt, financing additional acquisition opportunities, working capital and capital expenditures.
A copy of the press release issued in connection with the pricing of the offerings is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits
See Exhibit Index.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 28, 2015	Post Holdings, Inc.
(Registrant)

	By:	/s/ Jeff A. Zadoks
Name: Jeff A. Zadoks
Title: SVP & Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated January 28, 2015

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